UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                     SEC FILE NUMBER: 0-13092
                                                        CUSIP NUMBER: 84760E301

(Check One):  [X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-QSB
              [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended:    12-31-2004

         [X] Transition Report on Form 10-KSB
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-QSB
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:   All
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PART I - REGISTRANT INFORMATION

SpectraScience, Inc.
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Full Name of Registrant

-
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Former Name if Applicable

11568-11 Sorrento Valley Road
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Address of Principal Executive Office (Street and Number)

San Diego, CA 92121
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City, State and Zip Code


PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate): [ X ]

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed period.

            The Company emerged from bankruptcy 8-2-2004 and is preparing its 10-KSB based on "fresh start reporting". The complex nature of the calculations is causing the delay.










PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Jim Hitchin                   858                  847-0200
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         (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [ ] Yes          [X] No

10-KSB for December 31, 2002 and 2004 and quarterly reports on Form 10-QSB beginning September 30, 2002.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          [X] Yes          [ ] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

            The Company emerged from bankruptcy 8-2-2004 and is preparing its 10-KSB based on "fresh start reporting". The complex nature of the calculations is causing the delay and an estimate can not be made at this time.





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                              SpectraScience, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    3-21-2005                           By: /s/ James Hitchin
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                                             Its:CEO
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                                    ATTENTION
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        Intentional misstatements or omissions of fact constitute Federal
                              Criminal Violations
                             (See 18 U.S.C. 1001).
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